Exhibit 99.1

Milestone Pharmaceuticals Announces Exclusive License Agreement with Ji Xing Pharmaceuticals to Develop and Commercialize Etripamil for PSVT in Greater China

- Ji Xing Pharmaceuticals to develop and commercialize etripamil for patients with PSVT in Greater China -

- Milestone to receive a $15 million upfront cash payment and a $5 million equity investment by RTW Investments, LP -

Montreal and Charlotte, N.C., May 17, 2021 -- Milestone Pharmaceuticals Inc. (Nasdaq: MIST), a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines, today announced an exclusive license and collaboration agreement with Ji Xing Pharmaceuticals (Ji Xing) to develop and, if approved, commercialize the investigational drug etripamil in patients with paroxysmal supraventricular tachycardia (PSVT) and additional cardiovascular conditions in Greater China. Ji Xing is a biotechnology company headquartered in Shanghai and backed by RTW Investments, LP (RTW) focused on advancing innovative medicines in China.

“This agreement marks an important step toward realizing our vision for etripamil to benefit patients living with PSVT globally while strengthening our balance sheet and executional capabilities through partnership,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “We look forward to partnering with the talented team at Ji Xing to develop and commercialize this promising therapy in the licensed regions.”

“Etripamil has the potential to change the treatment paradigm for PSVT and could serve as a meaningful new therapeutic option for patients,” said Peter Fong, Chief Executive Officer of Ji Xing and Head of Company Creation at RTW. “We are delighted to expand Ji Xing’s cardiovascular focus by partnering with Milestone and look forward to unlocking the full therapeutic potential of etripamil for patients with PSVT in China.”

Under the terms of the agreement, Milestone will grant Ji Xing an exclusive license to develop and, if regulatory approval is obtained, commercialize etripamil in patients with PSVT in Greater China. Milestone will receive an upfront cash payment consisting of $15 million and a $5 million equity investment by RTW. In addition, Milestone is eligible to receive up to $107.5 million in milestone payments and royalties on future sales of etripamil in Greater China. Milestone will supply etripamil and delivery devices to Ji Xing. Ji Xing will be responsible for development and commercialization costs in Greater China.

About Paroxysmal Supraventricular Tachycardia

Paroxysmal supraventricular tachycardia (PSVT) is a rapid heart rate condition characterized by intermittent episodes of supraventricular tachycardia (SVT) that start and stop suddenly and without warning that affects approximately two million Americans. Episodes of SVT are often associated with symptoms including palpitations, sweating, chest pressure or pain, shortness of breath, sudden onset of fatigue, lightheadedness or dizziness, fainting, and anxiety. Certain calcium channel blockers have long been approved for the treatment of PSVT as well as other cardiac conditions. However, calcium channel blockers approved for the termination of SVT episodes must be administered intravenously under medical supervision, usually in an emergency department or other acute care setting.

About Etripamil

Etripamil, Milestone's lead investigational product, is a novel calcium channel blocker designed to be a rapid-response therapy for episodic cardiovascular conditions. As a nasal spray that is self-administered by the patient, etripamil has the potential to shift the current treatment experience for many patients from the emergency department to the at-home setting. Milestone is conducting a comprehensive development program for etripamil, with Phase 3 trials ongoing in paroxysmal supraventricular tachycardia (PSVT) and a Phase 2 proof-of-concept trial is now underway in patients with atrial fibrillation and rapid ventricular rate (AFib-RVR).

About Ji Xing Pharmaceuticals

Backed by RTW Investments, LP, Ji Xing is a privately held, leading biotechnology company headquartered in Shanghai committed to bringing innovative science and medicines to underserved Chinese patients with serious and life-threatening diseases.

About RTW Investments

RTW Investments, LP (“RTW”) is a New York-based, global, full life-cycle investment firm that focuses on identifying transformational and disruptive innovations across the biopharmaceutical and medical technologies sectors. As a leading partner of industry and academia, RTW combines deep scientific expertise with a solution-oriented investment approach to support emerging medical therapies and the companies and/or academics developing them.

For further information about RTW, please visit www.RTWfunds.com.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST), is a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines. Milestone’s lead product candidate etripamil is currently in a Phase 3 clinical-stage program for the treatment of paroxysmal supraventricular tachycardia (PSVT) and in a Phase 2 proof-of-concept trial for the treatment of patients with atrial fibrillation and rapid ventricular rate (AFib-RVR). Milestone Pharmaceuticals operates in Canada and the United States. For more information, visit www.milestonepharma.com and follow the Company on Twitter at @MilestonePharma.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," “potential,” "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the potential of etripamil as a promising therapy for PSVT patients, and Milestone’s and Ji Xing’s intention and ability to develop and commercialize etripamil in China.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks inherent in biopharmaceutical product development and clinical trials, including the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation, enrollment, completion and evaluation of clinical trials, and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, as well as risks related to pandemics and public health emergencies, including those related to COVID-19, and risks related the sufficiency of Milestone’s capital resources and its ability to raise additional capital. These and other risks are set forth in Milestone's filings with the U.S. Securities and Exchange Commission, including in its quarterly report on Form 10-K for the year ended December 31, 2020, under the caption "Risk Factors." Except as required by law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

David Pitts
Argot Partners
212-600-1902
david@argotpartners.com